Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in this Annual Report on Form 10-K for the year ended July 31, 2010 of CTM Media Holdings, Inc. (the “Company”), of our report dated October 29, 2010 on our audits of the consolidated balance sheets of the Company as of July 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each year in the two-year period ended July 31, 2010, included in this Annual Report on Form 10-K.

/s/ Zwick Maddox & Banyai, PLLC
 Zwick Maddox & Banyai, PLLC Southfield, Michigan

October 29, 2010